Exhibit 99.1

CONTACT
Investor Relations: Rick Puckett, Executive Vice President and CFO - (704) 557-8021
Media Inquiries: Heather Woolford, GKV Associate Director of Public Relations (410) 234-2519 (office), (410) 375-2334 (cell) or heather.woolford@gkv.com

IMMEDIATE RELEASE

September 5, 2012

Snyder’s-Lance, Inc. Announces Agreement to Acquire Snack Factory, LLC

Transaction adds a fast-growing innovative brand to the portfolio that is expected to be accretive to margins and EPS

CHARLOTTE, NC, September 5, 2012 - Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today announced that it has entered into a definitive agreement to acquire Snack Factory, LLC and certain affiliates, for $340 million in cash. This includes approximately $60 million of net present value of future tax benefits. Snyder’s-Lance, Inc. (Snyder’s-Lance) expects to close the transaction early in the fourth quarter. The completion of the transaction is subject to customary conditions, including receipt of required regulatory approvals. Snyder’s-Lance was advised by Edgeview Partners in the transaction and was supported by the law firm of K&L Gates, LLP. Snack Factory and VMG Partners were represented by Houlihan Lokey and the law firm of Kirkland & Ellis.

Transaction highlights:

•	Adds a fast growing differentiated national core brand to our existing portfolio
•	Provides entry into the deli-bakery section of grocery stores, an attractive and growing retail area for snacks
•	Expected to add approximately $0.02 to Snyder’s-Lance earnings per share, excluding transaction related costs, in 2012 and approximately $0.10 to earnings in 2013
•	Expected to add approximately $160 million to estimated 2013 net revenues
•	Transaction brings an experienced management team and sales force who can provide new marketing and sales abilities to augment our current expertise

As the world’s first pretzel-shaped cracker, Snack Factory’s market-leading Pretzel Crisps® are exceptionally thin, flat crackers that are all natural and have multiple uses in snacking. The Pretzel Crisps® brand is known for its portfolio of innovative flavor profiles, its commitment to providing the highest-quality, natural ingredients, and its broadening base of passionate, influential consumers. As a result, the brand has become the fastest-growing brand in premium snacking and has developed strong relationships with retail partners. At only 110 calories per serving, the line features flavors such as Original, Garlic and Parmesan, Everything and Sesame. The products are sold nationally in leading retailers across multiple channels, and have developed a passionate following with consumers looking for a unique snack that’s great on its own while also being perfect for dips, spreads and other toppings.

“We are excited about the opportunity to add the Snack Factory family of products to our growing portfolio of outstanding snack food brands,” said David V. Singer, Chief Executive Officer of Snyder’s-Lance. “We believe that the passion for quality and excellence at Snyder’s-Lance will further enhance the success already achieved by these outstanding products. The team at Snack Factory has done an amazing job of developing such a successful brand with a loyal following. We look forward to bringing together our collective strengths as Snyder’s-Lance continues to build an even stronger snack foods company. Snack Factory is truly a welcome addition, and we are certain that customers and consumers alike will be excited at the possibilities for this premium, unique line of great tasting products.”

“We couldn’t be more excited for the future of Pretzel Crisps®,” said Tom O’Rourke, Chief Executive Officer of Snack Factory LLC. “Together with Snyder’s-Lance, we can reach more consumers, continue to build exceptional brand equity, and bring more exciting innovation to the marketplace.”

Kara Cissell-Roell, Managing Director of VMG Partners said, “When founders Warren and Sara Wilson selected VMG as their strategic partner in 2009, we all recognized Pretzel Crisps® as an innovative brand with enormous potential. The Snack Factory team accelerated consumer trial and awareness of the brand and won the hearts of a passionate consumer base. I am extremely excited to see the next phase of Pretzel Crisps® remarkable success story as part of the Snyder’s-Lance family of brands.”

Analysts Conference Call

Snyder’s-Lance, Inc. has scheduled a conference call with investors at 9:00 am eastern time on Thursday, September 6, 2012. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on September 6, 2012 and midnight on September 13, 2012. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 28024420. Investors may also access a web-based replay of the conference call at www.snyderslance.com. The conference call will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, O-Ke-Doke® and Grande® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-G

About Snack Factory

Snack Factory LLC, based in Princeton, New Jersey, was founded by snack food pioneers Sara and Warren Wilson in 2004. The Wilson’s pioneered the first flat pretzel-shaped cracker under the Pretzel Crisps® brand and rapidly gained distribution in the deli-bakery section of grocery stores. The natural, baked product immediately attracted a loyal following, and it quickly became one of the most dynamic snack brands in the U.S. The brand remains committed to providing the highest-quality, natural ingredients and exceptional taste that this growing set of consumers like to enjoy and share. Snack Factory products are distributed nationally in grocery, mass merchandisers, club stores, and other channels. Additional information regarding the brand history, recipes, health benefits and more can be found at www.pretzelcrisps.com.

About VMG Partners

VMG Partners is an investor in branded consumer products companies in the lower middle market. Since its inception in 2005, VMG has participated meaningfully in the better-for-you food and beverage sector with investments in Snack Factory Pretzel Crisps®, KIND Healthy Snacks, Pirate Brands Pirate’s Booty, Mighty Leaf Tea, Sequel Naturals Vega® and Kernel Season’s. Other investments within VMG’s portfolio include Waggin’ Train Pet Treats, sold to Nestle Purina PetCare Company in 2010, Natural Balance Pet Food, Speck Products, Timbuk2, Colorescience and PLV Studio. VMG’s defined set of target industries includes food, beverage, wellness, pet and household products, personal care and lifestyle brands. VMG Partners is headquartered in San Francisco and in Los Angeles. For more information about the fund please visit www.vmgpartners.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements about future economic performance, finances, expectations, plans and prospects of Snyder’s- Lance, that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on Snyder’s-Lance current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements.

Risks and uncertainties relating to the transaction include the risks that: (1) the parties will not obtain the requisite regulatory approvals for the transaction; (2) the anticipated benefits of the transaction will not be realized; (3) the parties may not be able to retain key personnel; and (4) the conditions to the closing of the proposed transaction may not be satisfied or waived. These risks, as well as other risks of the company and its subsidiaries may be different from what the company expects.

For further information regarding cautionary statements and factors affecting future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Snyder’s-Lance with the SEC. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.